AMERITECH CORPORATE RESOURCE
                       SEVERANCE PAY PLAN

   (As Amended and Restated Effective as of February 1, 1998)
                  AMERITECH CORPORATE RESOURCE
                       SEVERANCE PAY PLAN
   (As Amended and Restated Effective as of February 1, 1998)
                        TABLE OF CONTENTS

SECTION                                                 PAGE
     1    General
               History and Purpose                         1
               Subsidiaries, Affiliates and Employers      1
               Plan Administration                         1
               Source of Payments                          1
               Notices                                     2
               Gender and Number                           2
               Action by Employers                         2

     2    Participation                                    2
               Participation                               2
               Cessation of Participation                  2

     3    Employment After a Change in Control             3
               Change in Control                           3
               Employment After Change in Control          4

     4    Severance Benefits                               5
               Entitlement to Severance Benefits           5
               Cause                                       5
               Disability                                  5
               Termination for Good Reason                 6
               Severance Benefits                          6
               Reduction for Other Severance Payments      7
               Tax Limitations                             7
               Mitigation and Set-Off                      7
               Non-Alienation                              8
               Withholding                                 8

     5    Enforcement                                      8
               Governing Laws                              8
               Arbitration of All Disputes                 8
               Reimbursement of Costs and Expenses         8

     6    Amendment or Termination                         9
               Amendments and Terminations                 9
               Participant Rights                          9
               Successors                                  9
                  AMERITECH CORPORATE RESOURCE
                       SEVERANCE PAY PLAN

   (As Amended and Restated Effective as of February 1, 1998)

                            SECTION 1

                             General

     1.1. History and Purpose.    The Ameritech Corporate
Resource Severance Pay Plan (the "Plan"), formerly known as the Ameritech Senior Management Severance Pay Plan, was established by Ameritech Corporation, a Delaware corporation (the "Company"), effective as of January 1, 1989 to promote the long-term financial interests of the Company and its shareholders by (i) providing the executives of the Company and its Subsidiaries and Affiliates with assurances of fair and equitable treatment as well as severance benefits consistent with competitive practices in the event of a Change in Control of the Company and (ii) reducing the risk of departures and distractions of key executives in a Change in Control situation which would be detrimental to the Company and its shareholders. The following provisions constitute an amendment, restatement and continuation of the Plan, effective as of February 1, 1998.

     1.2. Subsidiaries, Affiliates, and Employers.    The term
"Subsidiary" means any corporation of which the Company directly or indirectly owns at least 50% of the combined voting power of all classes of stock entitled to vote. The term "Affiliate" means any corporation other than a Subsidiary, which would be a member of a controlled group of corporations with the Company under
Section 1563(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company and each Subsidiary and Affiliate which, with the consent of the Company, adopts the Plan, are referred to below, collectively, as the "Employers" and individually as an "Employer."

     1.3. Plan Administration.    The authority to control and
manage the operation and administration of the Plan shall be vested in the Ameritech Severance Pay Plan Committee, the members of which shall be appointed by, and may be removed by, the Chairman of the Company (the "Committee"). The Committee shall have the power to adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the Plan. The Committee has the exclusive right and discretion to interpret the provisions of the Plan and the entitlement to benefits under the Plan. Any decision made by the Committee on any matter within its discretion is conclusive, final and binding on all persons, and not subject to further review. The Committee shall grant or deny claims for benefits under the Plan and authorize disbursements. Adequate notice, pursuant to applicable law and prescribed Company practices, shall be provided in writing to any Participant whose claim has been denied, setting forth the specific reasons for such denial. The review and appeal procedures for any Participant whose claim has been denied shall also be the responsibility of the Committee.

     1.4. Source of Payments.    The obligations of the Employers
under the Plan are solely contractual, and any amount payable under the terms of the Plan shall be paid from the general assets of the Employers or from one or more trusts, the assets of which are subject to the claims of the Employers' general creditors.

     1.5. Notices.    Any notice or document required to be given
under the Plan shall be considered to be given if delivered or mailed by registered mail, postage prepaid, if to an Employer, to the Secretary of such Employer at the Employer's principal business address or, if to a Participant, at the last address of such Participant filed with the Employer.

     1.6. Gender and Number.    Where the context admits, words
in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

     1.7. Action by Employers.    Any action required or
permitted to be taken by any Employer under the Plan shall be by resolution of its Board of Directors (or, if such Employer does not have a Board of Directors and is managed by its shareholder or shareholders, of such shareholder or shareholders) or by writing of a duly authorized officer of the Employer.


                            SECTION 2

                          Participation

     2.1. Participation.    The following individuals shall be
Participants in the Plan:

     (a) Any management employee on the active roll of an Employer who has attained any of salary grades CR 1 through 9; and

     (b) Any management employee on the active roll of an Employer who has attained any of Investment Management salary grades IM10 through IM12; and

     (b) Any management employee on the active roll of an Employer who is an attorney who has attained any of salary grades IV through VI.

     2.2. Cessation of Participation.    An employee shall cease
to be a Participant in, or have any rights under, the Plan as of the date, if any, prior to a Change in Control on which he ceases to be a member of a class of employees designated as Participants in accordance with subsection 2.1. All employees of an Employer other than the Company shall cease to be Participants in, or have any rights under, the Plan as of the date, if any, on which the Employer ceases to be a Subsidiary or Affiliate prior to a Change in Control.

                            SECTION 3

              Employment After a Change in Control

     3.1. Change in Control.    For purposes of determining the
rights of any Participant under the Plan, the term "Change in Control" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which occurs as follows:

     (a) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than:

            (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; or

            (ii) the Participant or any person acting in concert with the Participant;

         is or becomes a beneficial owner (as defined in Rule
          13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this paragraph (a) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

     (b) a tender offer is made for the stock of the Company, and the person making the offer owns or has accepted for payment stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this paragraph (b) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

     (c) during any period of twelve consecutive months there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at 80% of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

     (d) the stockholders of the Company approve a merger or consolidation of the Company with, or a sale of all or substantially all of the Company's assets to, any other company other than:

            (i) a merger or consolidation which would result in the Company's voting stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 55% of the combined voting power of the Company's or such surviving entity's outstanding voting stock immediately after such merger or consolidation; or

            (ii) a merger or consolidation which would result in the directors of the Company who were directors immediately prior thereto continuing to constitute at least a majority of the directors of the surviving entity immediately after such merger or consolidation.

For purposes of paragraph (d) above, the phrase "surviving entity" shall mean only an entity in which all of the Company's stockholders who are stockholders immediately before the merger or consolidation (other than stockholders exercising dissenter rights) become stockholders by the terms of the merger or consolidation, and the phrase "directors of the Company who were directors immediately prior thereto" shall not include (A) any director of the Company who was designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) or paragraph (d) above, or
(B) any director who was not a director at the beginning of the twelve-consecutive-month period preceding the date of such merger or consolidation, unless his election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least 80% of the directors who were directors before the beginning of such period.

     3.2. Employment After Change in Control.    During such
period of time as a Participant is actually employed by a Employer during the 24-consecutive-month period immediately following a Change in Control, the Participant's duties, responsibilities and authorities shall not be materially diminished by the Employer and the Participant shall be compensated by such Employer as follows:

     (a) he shall receive a base annual salary at a rate which is not less than his base annual salary rate in effect immediately prior to the Change in Control;

     (b) he shall be entitled to participate in short-term and long-term cash-based incentive compensation plans which, in the aggregate, provide bonus opportunities which are not materially less favorable than the opportunities provided to the Participant under all such plans in which he was participating prior to the Change in Control;

     (c) he shall be eligible to participate in stock option, stock appreciation rights, performance awards, restricted stock and other equity-based incentive compensation plans on a basis not materially less favorable than that applicable to him immediately prior to the Change in Control; and

     (d) he shall be entitled to receive employee benefits (including, but not limited to, tax-qualified and non-qualified pension and savings plan benefits, medical insurance, disability income protection, life insurance coverage and death benefits) and perquisites which are not materially less favorable than the employee benefits and perquisites to which the Participant would be entitled under the Employer's employee benefit plans and perquisites as in effect immediately prior to the Change in Control.


                            SECTION 4

                       Severance Benefits

     4.1.      Entitlement to Severance Benefits.    Subject to
the following provisions of this Section 4, a Participant shall be entitled to receive severance benefits determined in accordance with subsection 4.5 if the Participant's employment with an Employer is terminated:

     (a) during the 24-consecutive-month period immediately following a Change in Control either by his Employer for reasons other than Cause (as defined in subsection 4.2) or Disability (as defined in subsection 4.3) or by the Participant because of Good Reason (as defined in subsection 4.4); or

     (b) by the Participant for any reason during the thirty-day period beginning on the first anniversary of a Change in Control.

     4.2. Cause.    For purposes of this Plan, the term "Cause"
means a Participant willfully engaging in conduct materially injurious to an Employer or the willful and continual failure by a Participant to substantially perform the duties assigned to him in accordance with subsection 3.2 (other than any failure resulting from the Participant's incapacity due to physical injury or illness or mental illness), which failure has not been corrected by the Participant within 30 days after receipt of a written notice from the Chief Executive Officer or Board of Directors of the Employer (or, if the Employer does not have a Board of Directors and is managed by its shareholder or shareholders, then from such shareholder or shareholders owning a majority of the voting stock of the Employer) specifying the manner in which the Participant has failed to perform such duties. No act, or failure to act, by a Participant shall be deemed "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Employer.

     4.3. Disability.    For Purposes of the Plan, the term
"Disability" means an incapacity, due to physical injury or illness or mental illness, causing a Participant to be unable to perform his duties for an Employer on a full-time basis for a period of at least six consecutive months.

     4.4. Termination for Good Reason.    For purposes of this
Plan, a termination because of "Good Reason" means a resignation by a Participant following the occurrence of:

     (a) a material diminishment in the duties, responsibilities or authorities of the Participant;

     (b) a failure by the Participant's Employer to compensate the Participant in accordance with the provisions of subsection 3.2;

     (c) the relocation of the Participant's office to a location more than fifty miles from the location of his office immediately prior to the Change in Control;

     (d) a reasonable determination by the Participant that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, functions or duties attached to his position and contemplated by subsection 3.2; or

     (e) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan as contemplated by subsection 6.3.

     4.5. Severance Benefits.    If a Participant becomes
entitled to severance benefits in accordance with the provisions of subsection 4.1 he shall continue to receive medical insurance, disability income protection, life insurance protection and death benefits, and perquisites (all as described in paragraph 3.2(d)) for a period of not less than the 24 consecutive months immediately following the date of his termination of employment. If at the time of such a Participant's termination of employment, he is a Participant in the Ameritech Key Management Life Insurance Plan ("KMLIP") and/or the Ameritech Estate Preservation Plan ("EPP") and is not then "retirement eligible" as defined in the KMLIP and the EPP, the Company shall contribute on the Participant's behalf, for a period of not less than the 24 consecutive months immediately following the date of his termination of employment, such amount as the Company in its sole discretion shall determine to be needed to maintain the Participant's death benefit under the KMLIP and/or the EPP for that period. Any Participant described in the first sentence of this subsection 4.5 shall be further entitled to a lump sum payment in cash no later than ten business days after the date of termination equal to the sum of:

     (a) an amount equal to two times the Participant's base annual rate of salary as of the date of the Change in Control;

     (b) an amount equal to two times the Participant's target short-term incentive amount and other bonuses payable for the calendar year immediately preceding the date of the Change in Control;

     (c) the actuarial equivalent of the additional pension benefits which the Participant would have accrued under the terms of the Ameritech Management Pension Plan, the Ameritech Corporate Resource Supplemental Pension Plan and each other tax-qualified or non-qualified defined benefit pension plan maintained by the Employer (determined without regard to any termination or any amendment adversely affecting the Participant which is adopted on or after a Change in Control or in contemplation of a Change in Control) if, on the date of termination, the Participant (i) was credited for benefit accrual purposes with two additional years of service and two additional years of compensation at his annual base salary rate and target short-term incentive award in effect on the date of the Change in Control and (ii) was two years older than his actual age on such date; provided, however, that the additional service, compensation and age credits under this paragraph (c) shall, to the extent permitted by law, be proportionately reduced for any Participant who, on the date of termination, is at least age 63 and eliminated for any Participant who, on the date of termination, is at least age 65. For purposes of this subparagraph (c), actuarial equivalence shall be determined in accordance with the terms of the Ameritech Corporate Resource Supplemental Pension Plan for purposes of lump sum payments under that plan, but without regard to any amendment of that plan, adopted on or after a Change in Control or in contemplation of a Change in Control which would reduce the amount of such lump sum payment.

     4.6. Reduction for Other Severance Payments. The amount of Severance Benefits to which a Participant is otherwise entitled upon a termination of employment under the foregoing provisions of this Section 4 shall be reduced by the amount, if any, of any other severance payments actually paid by reason of such termination to the Participant by an Employer under a plan which provides severance benefits only.

     4.7. Tax Limitations.    If any payments under this Plan,
after taking into account all other payments to which a Participant is entitled from any Employer or Affiliate thereof, are more likely than not to result in a loss of a deduction to the Employer by reason of section 280G of the Code or any successor provision to that section, such payments shall be reduced by the least amount required to avoid such loss of deduction. If the Participant and the Employer shall disagree as to whether a payment under this Section 4 is more likely than not to result in the loss of a deduction, the matter shall be resolved by an opinion of tax counsel chosen by the Company's independent auditors. The Employer shall pay the fees and expenses of such counsel, and shall make available such information as may be reasonably requested by such counsel to prepare the opinion. If, by reason of limitations of this subsection 4.7, the maximum amount payable to the Participant under this Section 4 cannot be determined prior to the due date for such payment, the Employer shall pay on the due date the minimum amount which it in good faith determines to be payable and shall pay the remaining amount, with interest calculated at the rate prescribed by section 1274 (b) (2) (B) of the Code, as soon as such remaining amount is determined in accordance with this subsection 4.7. Tax counsel selected in accordance with this subsection shall have no liability to the Employers, or Participants or any other person for any action taken in good faith.

     4.8. Mitigation and Set-Off.    No Participant shall be
required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise. The Employers shall not be entitled to set off against the amounts payable to any Participant under this Plan any amounts owed to the Employers by the Participant, any amounts earned by the Participant in other employment after termination of his employment with the Employer, or any amount which might have been earned by the Participant in other employment had he sought such other employment.

     4.9. Non-Alienation.   Participants shall not have any right
to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this plan; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. Nothing in this subsection shall limit a Participant's rights or powers to dispose of his property by will or limit any rights or powers which his executor or administrator would otherwise have.

     4.10.     Withholding.    All payments to a Participant
under this Plan will be subject to all applicable withholding of state and federal taxes.


                            SECTION 5

                           Enforcement

     5.1. Governing Laws.    The Plan shall be construed and
administered in accordance with the internal laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States.

     5.2. Arbitration of All Disputes.    Any controversy or
claim arising out of or relating to this Plan shall be settled by arbitration in the city in which the principal executive offices of his Employer are located (disregarding any transfer of such offices after a Change in Control), by three arbitrators, one of whom shall be appointed by the Company, one by the Participant and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for such location. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this subsection 5.2. Judgment upon the awarded rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     5.3. Reimbursement of Costs and Expenses. In the event that it shall be necessary or desirable for a Participant to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights under the Plan, his Employer shall pay (or the Participant shall be entitled to recover from the Employer, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with enforcement of his rights (including the enforcement of any arbitration award in court). Payments shall be made to the Participant at the time such fees, costs and expenses are incurred. If, however, the arbitrators shall determine that, under the circumstances, payment by the Employer of all or a part of any such fees, costs and expenses would be unjust, the Participant shall repay such amounts to the Employer in accordance with the order of the arbitrators.


                            SECTION 6

                    Amendment or Termination

     6.1. Amendments and Terminations.    Subject to the
provisions of subsection 6.2:

     (a) the Company's Senior Vice President - Human Resources, or such other officer of the Company as may from time to time be primarily responsible for human resource matters, may, with the concurrence of the Company's Executive Vice President and General Counsel, make minor or administrative amendments to the Plan;

     (b) the Board of Directors of any Employer (or, if such Employer does not have a Board of Directors and is managed by its shareholder or shareholders, then such shareholder or shareholders) may terminate or, with the consent of the Company's Board of Directors, amend the Plan as applied to it at any time; and

     (c) the Company's Board of Directors may terminate the Plan as applied to it or as applied to each Employer at any time.

     6.2. Participant Rights.    No amendment or termination of
the Plan which would directly or indirectly adversely affect any Participant shall be effective if adopted after a Change in Control or during the one-year period immediately preceding a Change in Control.

     6.3. Successors.    The obligations of each Employer under
the Plan shall be binding upon any assignee or successor in interest thereto. No Employer shall merge or consolidate with any other corporation, or liquidate or dissolve, without making suitable arrangements for the payment of any benefits which are or may become payable under the Plan.















    Ameritech Corporate Resource Managers Severance Pay Plan

                    Summary Plan Description

TABLE OF CONTENTS

Introduction                                               1
Plan at a Glance                                           1
Your Corporate Resource Managers Severance Pay Plan        2
  Eligibility and Enrollment                               3
  Eligibility for Benefits                                 3
  Calculating Your Benefit                                 4
  How Your Benefits Are Paid                               5
  Filing a Claim For Benefits                              5
     If Your Claim Is Denied                               5
  Termination of the Plan                                  6
Administration                                             6
Your ERISA Rights                                          7


INTRODUCTION

The Ameritech Corporate Resource Managers Severance Pay Plan (the
"Plan") provides you with severance pay benefits in the event of a change in control of American Information Technologies
Corporation (the "Company"). The Plan is designed to:

 Promote the long-term financial interests of the Company and its shareholders by providing key executives assurances of fair and equitable treatment in the event of a change in control of the Company; and
 Reduce the risk of departures and distractions of key executives which would be detrimental to the Company and its shareholders.

This is your summary plan description (SPD) for the Ameritech
Corporate Resource Managers Severance Pay Plan effective January
1, 1989. Please read this description carefully and make sure you understand your benefits and rights under this plan.

This material only summarizes the basic benefits and rights associated with the Ameritech Corporate Resource Managers Severance Pay Plan. If there are any discrepancies between this description and the plan documents, the plan documents will be the final authority.

If you have any questions about the Plan after reading this material, please contact your employing company's Vice President with Human Resources responsibilities.

PLAN AT A GLANCE

Your Severance Pay Plan
The Ameritech Corporate Resource Managers Severance Pay Plan provides you with severance benefits in the event of a change in control of the Company.

Eligibility and Enrollment
If you are a Corporate Resource Managers employee, generally at a level higher than Department Level or equivalent Fifth Level within the Corporate Resource Managers Group, or an officer of a subsidiary of the Company, you are eligible to participate in this plan. You do not have to enroll in order to participate in the Plan.

Eligibility for Benefits
If there is a change in control of the Company, you will receive your severance benefits if:

 The Company terminates your employment without cause during the three years following the change in control;
 You leave the Company within the three years following the
  change in control for an approved reason; or You leave the Company for any reason during the 30-day period beginning on the first anniversary of the change in control.

Your Severance Benefits
As part of your severance benefits, you will receive severance pay equal to two times your annual base salary plus two times your target short-term incentive amount plus the equivalent of the additional pension benefits you would have accrued in any company-sponsored defined benefit pension plan if your employment had continued for two years beyond your termination date.

In addition, you will continue to receive your medical insurance, disability income, life insurance, death benefits, and perquisites for at least two years following your termination of employment.

How Benefits are Paid
If you become entitled to severance benefits according to the Plan, generally, you will automatically receive a lump sum payment in cash no later than 10 business days after your termination of employment.


YOUR CORPORATE RESOURCE MANAGERS SEVERANCE PAY PLAN

The Ameritech Corporate Resource Managers Severance Pay Plan is designed to provide you with severance benefits in the event of a "change in control" of the Company.

Generally, a change in control means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors that occurs in any of the following ways:

 Someone acquires 20 percent or more of the Company's stock;
 A tender offer is made for Company stock by someone who owns or acquires 20 percent or more of the Company stock;
 During any period of 24 consecutive months, there ceases to be a majority of the Board of Directors who were on the Board at the beginning of the period or whose election or nomination for election to the Board was approved by at least 2/3 of the Directors who meet the requirements described in the Plan; or
 The Company's stockholders approve a merger or consolidation with another company other than a merger or consolidation which results in either (1) the Company's existing voting stock continuing to represent more than 70% of the combined voting power of the Company's or surviving entity's outstanding voting stock after the merger or consolidation, or
  (2) the Company's existing directors continuing to constitute at least 50% of the directors of the surviving entity after the merger or consolidation.

A "surviving entity" means an entity in which all of the Company's stockholders, immediately before the merger or consolidation, become stockholders by the terms of the merger or consolidation.

"Company directors" shall not include any director who was designated by a person who entered into an agreement with the Company to cause the transaction described above, or any director who was not a director at the beginning of the 12-consecutive-month period preceding the date of the merger or consolidation and whose election or nomination for election to the Board was not approved by at least 80% of the directors who were directors before the beginning of such period.


ELIGIBILITY AND ENROLLMENT

You are eligible to participate in this plan if you are a "Corporate Resource Managers employee" or a "designated officer."
A Corporate Resource Managers employee is defined as an active employee who:

 Has attained a level higher than Department Level or
  equivalent Fifth Level; and
 Holds a position that the Board of Directors of the Company has designated to be within its Corporate Resource Managers
  Group.

A designated officer is defined as an active employee who is an officer of a subsidiary of the Company and who has been designated as a participant in the Plan by the Board of Directors of the Subsidiary.

Your participation in the Plan is automatic. Your coverage under the Plan will end if you should stop being an eligible Corporate Resource Managers employee or designated officer prior to the change in control. Your coverage will also end and you will not receive benefits under the Plan if the Company sells or divests your employing company prior to the change in control.


ELIGIBILITY FOR BENEFITS

You are eligible to receive severance benefits if:

 Your employing company terminates your employment during the three-year period immediately following change in control for reasons other than cause or disability;

or

 You leave your employing company during the three-year period immediately following the change in control because of an approved reason; or
 You terminate your employment with your employing company for any reason during the 30-day period beginning on the first anniversary of the change in control.

Approved reasons for leaving during the three-year period following the change in control include the following:

 A material reduction in, or your reasonable determination that you are unable to exercise your duties, responsibilities, or authorities;
 Your employing company fails to provide you with "reasonable compensation";
 A relocation of your office to a location more than fifty
  miles away; or
 The Company fails to cause any successor to comply with the terms of the Plan.

You are entitled to receive reasonable compensation if your employment continues after a change in control. Reasonable compensation includes the following:

 A base annual salary equal to or greater than your annual base salary at the time of the change in control;
 Participation in short-term and long-term cash-based incentive compensation plans that provide opportunities equal to or greater than those provided to you at the time of the change in control;
 Participation in stock option, stock appreciation rights, performance awards, restricted stock, and other equity-based incentive compensation plans equal to or greater than those available to you at the time of the change in control; and
 Employee benefits equal to or greater than those provided to you at the time of a change in control.

CALCULATING YOUR BENEFIT

If you should become eligible for severance benefits, you will continue to receive the following employee benefits for at least the two-year period immediately following your termination of employment:

 Medical insurance;
 Disability income protection;
 Life insurance protection;
 Death benefits; and
 Perquisites.

In addition, you will receive severance pay. The amount of your severance pay is calculated as follows:
  Two Times Your Annual Base Salary As of the Change of Control

                                +

  Two Times Your Target Short-Term Incentive and Other Bonuses
   Payable for the First Calendar Year Prior to the Change in
                             Control

                                +

  The Equivalent of the Additional Pension Benefits Which Would
  Have Been Accrued Under Any Company-Sponsored Defined Benefit
   Pension Plan If Your Employment Had Continued For Two Years
          Beyond Your Termination Date or, If Earlier,
                   Your Normal Retirement Age

Note that if you receive severance payments from your employing company under another severance plan, the benefits from this plan will be offset and reduced by those benefits. Benefits are also limited to an amount that does not exceed any statutory limit as defined by the Internal Revenue Code.

Let's look at an example of how severance pay benefits are calculated.


EXAMPLE: Our example employee has worked for the Company for 20 years and has a base salary of $165,000 at the time of the change in control. The employee has a target annual award of $55,000 payable for the first calendar year prior to the change in control and would have accrued an additional pension benefit with a present value of approximately $14,000 if employment had continued for two years beyond the termination date. The employee's benefit is calculated as follows:

          Severance Pay    = (2 x $165,000) + (2 x $55,000) +
                      $14,000
                      = $330,000 + $110,000 + $14,000
                      = $454,000 Total


HOW YOUR BENEFITS ARE PAID

Your benefits will be paid to you in the form of a lump sum payment in cash. This cash payment is to be made no later than 10 business days after your termination of employment.


IMPORTANT: Please note that your severance benefits will be considered taxable income for the year in which you receive them. Payment of your benefits will be subject to all tax limitations and applicable withholding of state and federal taxes. If you have questions about the taxation of your benefits, consult your personal tax adviser.


FILING A CLAIM FOR BENEFITS

If you believe you are entitled to severance pay and have not been notified, you may file a claim for benefits. Also, if you have received severance pay and you believe that you are entitled to an amount different from the amount you received, you may also file a claim for benefits.

Your claim should be in writing and sent to the plan administrator listed in the Administration section of this summary.

If Your Claim is Denied
If your claim for benefits is denied, in whole or in part, you will receive a written explanation within 30 days after the receipt of your claim. The explanation will tell you:

 The specific reasons for denial;
 The specific references to the provisions of plan documents that support those reasons;
 The information needed to complete the claim; and The claim review procedure.

Your denied claim or controversy concerning your claim will be settled by three arbitrators. You will appoint one arbitrator, the Company will appoint the second arbitrator, and the first and second arbitrators will appoint the third arbitrator.

The final decision about your claim will be communicated to you in plain language in writing. It will include the reasons for the decision and the provisions on which the decision was based.

If you need to hire an attorney or incur other costs and expenses to exercise your rights under the Plan, the Company will pay reasonable attorney fees, costs and expenses. However, if the arbitrators determine that payment of these costs by the Company is unjust, they may require you to pay all or part of the costs.


TERMINATION OF THE PLAN

The Company expects to continue the Corporate Resource Managers
Severance Pay Plan indefinitely. However, it reserves the right to amend or terminate the Plan at any time.

No amendment or termination of the Plan that would adversely affect your interest may be adopted after a change in control, or during the one-year period immediately before a change in control.


ADMINISTRATION

This section of the summary plan description provides you with information on the administration of the Ameritech Corporate
Resource Managers Severance Pay Plan.

Plan name:
Ameritech Corporate Resource Managers Severance Pay Plan

Employer identification number:
36-3251481

Plan number:
535

Plan administrator and trustee:
American Information Technologies Corporation
Attention: Secretary- Severance Pay Plan Committee
30 South Wacker Drive
Chicago, Illinois 60606
(312) 750-5000

Plan sponsor and agent for legal service:
American Information Technologies Corporation
Attention: Secretary-Severance Pay Plan Committee
30 South Wacker Drive
Chicago, Illinois 60606
(312) 750-5000

Type of plan:
This plan is a special severance pay welfare plan. As such, the benefits it provides are not insured by the Pension Benefit Guaranty Corporation (PBGC). This is because certain benefits provided under defined benefit plans (pension plans) are the only benefits guaranteed by law.

Plan year:
January 1 to December 31.

Plan costs:
The employing companies pay all benefits provided by this plan from general assets or from one or more trusts, the assets of which are subject to the employing companies' general creditors. The cost of administering the Plan is paid directly by employing companies.

YOUR ERISA RIGHTS

As a participant in the Ameritech Corporate Resource Managers Severance Pay Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all participants shall be entitled to:

1. Examine without charge, at the plan administrator's office and at other specified locations such as worksites and union halls, all plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.
2. Obtain copies of all plan documents and other plan information upon written request to the plan administrator. The administrator may make a reasonable charge for copies.
3. Receive a summary of the Plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

A complete list of the employers sponsoring the Plan may be obtained upon written notice to the plan administrator and is available for examination at the plan administrator's office and at other specified locations. You may receive from the plan administrator, upon written request, information as to whether a particular employer is a sponsor of the Plan, and if it is a sponsor, its address.

In addition to creating rights for the plan participants, ERISA imposes duties on the people who are responsible for the operation of the Plan. The people who operate your plan, called
"fiduciaries" of the Plan, have a duty to act prudently and in the interest of you and the other plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way for the sole purpose of preventing you from obtaining benefits under this plan or from exercising your rights under ERISA.

If your claim for benefits is denied in whole or in part, you must receive a written explanation of the reasons for this denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials from the Plan and do not receive them within 30 days, you may file suit in federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive them, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits that is denied or ignored in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, or if it should happen that plan fiduciaries misuse plan money, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The courts will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim frivolous.

If you have any questions about the Ameritech Corporate Resource Managers Severance Pay Plan, you should contact your local Personnel Vice President. If you have any questions about this statement or your rights under ERISA, you should contact the nearest area office of the U.S. Labor-Management Services Administration, Department of Labor.